Exhibit 8.1

Ardmore Shipping Corporation

Subsidiary Companies

	Company Name	Incorporation Jurisdiction	Ownership
1.	Ardmore Shipping LLC	Marshall Islands	100.00%
2.	Ardmore Maritime Services LLC	Marshall Islands	100.00%
3.	Ardmore Shipping (Bermuda) Limited	Bermuda	100.00% (Immediate Parent – Ardmore Maritime Services LLC)
4.	Ardmore Shipping Services (Ireland) Limited (formerly Ardmore Shipping Limited)	Ireland	100.00% (Immediate Parent – Ardmore Shipping (Bermuda) Limited)
5.	Ardmore Shipping (Asia) Pte Ltd	Singapore	100.00% (Immediate Parent – Ardmore Shipping (Bermuda) Limited)
6.	Ardmore Shipping (Americas) LLC	Delaware, USA	100.00% (Immediate Parent – Ardmore Shipping (Bermuda) Limited)
7.	Ardmore Shipping (UK) Limited	United Kingdom	100.00% (Immediate Parent – Ardmore Shipping (Bermuda) Limited)
8.	Ardmore Shipholding Limited	Ireland	100.00% (Immediate Parent – Ardmore Shipping LLC)
9.	Ardmore Chartering LLC	Marshall Islands	100.00% (Immediate Parent – Ardmore Shipping LLC)
10.	Dormant Subsidiaries	Marshall Islands	100.00% (1)
11.	Single Ship-Owning Subsidiaries	Marshall Islands	100.00% (2)

(1)	We have 10 dormant subsidiaries incorporated in the Republic of Marshall Islands, which have Ardmore Shipping LLC as the immediate parent company.

(2)	We have 27 ship-owning subsidiaries, of which one subsidiary has a long-term bareboat charter, incorporated in the Republic of Marshall Islands, and which have Ardmore Shipping LLC as the immediate parent company.